As filed with the Securities and Exchange Commission on November 10, 1999

                                                         Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                   ---------

                             CINCINNATI BELL INC.
            (Exact name of registrant as specified in its charter)

           Ohio                                                31-1056105
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification No.)

                        201 East Fourth Street, 102-760
                                 P.O. Box 2301
                          Cincinnati, Ohio 45201-2301
                           Telephone: (513) 397-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ---------------------------
                            THOMAS E. TAYLOR, ESQ.
                             Cincinnati Bell Inc.
                        201 East Fourth Street, 102-760
                                 P.O. Box 2301
                          Cincinnati, Ohio 45201-2301
                           Telephone: (513) 397-9900
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                          ---------------------------

                                  Copies To:

                            ROBERT A. KINDLER, ESQ.
                         ROBERT I. TOWNSEND, III, ESQ.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000
                                   ---------

     Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling holders may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
==============================================================================
                                       Proposed
                                       Maximum       Proposed
                                       Offering      Maximum
Title of Each                          Price         Aggregate    Amount of
Class of Securities   Amount to        Per           Offering     Registration
to be Registered      be Registered(1) Security(1)   Price(1)     Fee

6 3/4% Convertible
Subordinated Notes
due 2009              $400,000,000     100%         $400,000,000  $111,200.00

Common Stock, $.01
par value (including
the associated
preferred stock        18,650,385          --             --           --
purchase rights)(3)    shares(2)
==============================================================================

(1) Equals the aggregate principal amount at issuance of the securities being registered; the aggregate principal amount of such securities will accrete at the rate of 6 3/4% per annum until July 21, 2004. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(2) Such number represents the number of shares of Common Stock that are issuable upon conversion of the Notes at maturity; pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution provisions of the Notes. Pursuant to Rule 457(i), no registration fee is required for these shares.
(3) This Registration Statement also covers the associated preferred stock purchase rights (the "Rights") issued pursuant to a Rights Agreement dated as of April 29, 1997, as amended, between Cincinnati Bell and The Fifth Third Bank, as rights agent. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from Cincinnati Bell common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

     Preliminary Prospectus Subject to Completion, Dated November 10, 1999

                                 $400,000,000
                            (original issue price)

                             Cincinnati Bell Inc.

                6 3/4% Convertible Subordinated Notes due 2009

    18,650,385 Shares of Common Stock Issuable Upon Conversion of the Notes
            Associated Rights to Purchase Series A Preferred Shares

     Note holders may sell the notes and the underlying common stock with its associated preferred stock purchase rights. See "Plan of Distribution". The notes have the following terms:

o We will pay cash interest on the notes on January 21 and July 21 of each year, commencing on January 21, 2005.

o Prior to July 21, 2004, the value of the notes will accrete at the rate of 6 3/4% per annum, compounded semi-annually.

o    The notes will mature on July 21, 2009.

o The notes are subordinated to all of our existing and future senior indebtedness.

o We may redeem some or all of the notes at any time after July 21, 2004, at a redemption price equal to the principal amount of the notes we redeem plus a premium and accrued interest.

o The redemption price is described beginning on page 10 of this prospectus.

o Each note holder has the right to require us to repurchase all or a portion of the holder's notes upon a change of control.

o Holders may convert their notes at any time prior to maturity or redemption into shares of our common stock at a conversion price of $29.89 per share, which is equivalent to a conversion rate of 33.456 shares per $1,000 principal amount of notes, and is subject to adjustment.

Our common stock is listed on the New York Stock Exchange under the symbol "CSN." The last reported sale price of our common stock on the New York Stock Exchange on November 8, 1999 was $24 3/4 per share.

Investing in the notes or the common stock into which the notes are convertible involves risk. See "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Prospectus dated  , 1999.

                          ---------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

SUMMARY...................................................................   2
RATIO OF EARNINGS TO FIXED CHARGES........................................   4
RISK FACTORS..............................................................   4
USE OF PROCEEDS...........................................................   8
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................   8
DESCRIPTION OF NOTES......................................................   9
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS..........................  17
SELLING HOLDERS...........................................................  22
PLAN OF DISTRIBUTION......................................................  24
LEGAL MATTERS.............................................................  25
EXPERTS...................................................................  25
WHERE YOU CAN FIND MORE INFORMATION.......................................  26

                          ---------------------------

                                    SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of the notes, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision. In this prospectus we refer to Cincinnati Bell Inc. and its wholly owned and majority-owned subsidiaries as "we," "us" or "Cincinnati Bell," unless the context clearly indicates otherwise.

                             About Cincinnati Bell

     Cincinnati Bell is a full service, integrated communications company that provides competitive local communications as well as data, Internet, wireless, entertainment, directory, long distance and data networking services to customers in the Cincinnati, Ohio metropolitan area and in many other Midwestern cities.

     The local communications services division provides local, long distance, data networking and transport, Internet access and pay phone services, as well as sales of communications equipment, in southwestern Ohio, northern Kentucky and southeastern Indiana, to both residential and business customers. The directory services division sells directory advertising and information services primarily to customers in the geographic areas described above. Cincinnati Bell also resells long distance and Internet access services and provides data services and products to small- and medium-sized business customers mainly in a five-state Midwestern area, and telecommunications and computer equipment in the secondary market.

     We are an Ohio corporation. Our principal executive offices are located at 201 East Fourth Street, 102-760, Cincinnati, Ohio 45201-2301 and our telephone number is (800) 345-6301.

                              Recent Developments

     On November 9, 1999, we consummated our acquisition of IXC Communications, Inc. IXC is a leading provider of data and voice telecommunications transmission services. IXC owns and operates an advanced coast-to-coast digital communications network that includes approximately 13,000 route miles of fiber optic transmission facilities. IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global telecommunications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC is at the forefront of the industry's new class of emerging domestic and international carriers. See "Where You Can Find More Information."

                                 The Offering

     We present below a summary of this offering:

Securities Offered.................... $400,000,000 aggregate principal amount at issuance of 6 3/4% convertible
                                       subordinated note is due 2009 and
                                       18,650,385 shares of our common stock
                                       and the associated preferred stock
                                       purchase rights issuable upon
                                       conversion of the notes at maturity.

Maturity.............................. July 21, 2009.

Cash Interest Payment Dates........... January 21 and July 21, commencing
                                       January 21, 2005.

Interest Rate......................... 6 3/4% per annum.

Accretion............................. Prior to January 21, 2004, the aggregate principal amount of the notes will
                                       accrete at the rate of 6 3/4% per annum, compounded semi-annually.

Conversion............................ The notes are convertible at any time prior to maturity or redemption into
                                       shares of our common stock at a
                                       conversion price of $29.89 per share,
                                       which is equivalent to a conversion rate of 33.456 shares per $1,000 principal amount of notes, and is subject to adjustment under the terms of the notes. See "Description of Notes--Conversion Rights."

Optional Redemption................... We may redeem some or all of the notes at any time after July 21, 2004, at a
                                       redemption price equal to the principal
                                       amount of the notes we redeem plus a
                                       premium and accrued interest.  See
                                       "Description of Notes--Redemption."

Subordination......................... The notes are subordinated in right of payment to all of our, and our
                                       subsidiaries', existing and future
                                       senior debt and other obligations,
                                       except for trade payables and
                                       other accrued current liabilities.  See
                                       "Description of Notes--Subordination."

Security.............................. The notes are not secured.

Change of Control Repurchase Right.... Each note holder has the right to require us to repurchase all or a
                                       portion of the holder's notes upon a
                                       change of control.  See "Description of
                                       Notes--Change of Control Repurchase."

Use of Proceeds....................... We will not receive any proceeds from the sale by the note holders of the
                                       notes and any common stock issuable upon conversion of the notes. See "Use of Proceeds."

Form and Denomination of Notes........ The notes were originally issued in certificated form.  The notes offered
                                       pursuant to the offering contemplated by this prospectus are represented by a global note which has been deposited with a custodian for, and registered in the name of a nominee of, DTC in New York City. Beneficial interests in the global notes are shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its participants. See "Description of Notes -- Book-Entry, Delivery and Form."

                      RATIO OF EARNINGS TO FIXED CHARGES

     We present below our ratio of earnings to fixed charges on a historical basis for the years ended December 31, 1994 through 1998 and for the six months ended June, 1999. Also presented below is our deficiency of earnings to fixed charges for the year ended December 31, 1998 and for the six months ended June 30, 1999 on a pro forma basis after giving effect to the acquisition of IXC. For purposes of computing the ratio of earnings to fixed charges (1) earnings consist of pretax income (loss) from continuing operations, excluding minority interest in losses of consolidated subsidiaries and equity investees income (losses), and (2) fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which Cincinnati Bell and IXC believe to be representative of interest, and dividend requirements on mandatorily redeemable preferred securities and preferred dividends.

                                                                                                               Pro Forma
                                                                                Six Months Ended    Year Ended    Six Months Ended
                                                Year Ended December 31,            June 30,         December 31        June 30,
                                       --------------------------------------   ----------------    -----------   ----------------
                                       1994    1995     1996     1997    1998        1999              1998              1999
                                       ----    ----     ----     ----    ----        ----              ----              ----
Ratio of earnings to fixed charges...  2.5     --       6.0      5.7     5.5         3.6               --                --

Deficiency of earnings to fixed
charges..............................  --      $45.1    --       --      --          --                $58.2             $126.9
            (in millions)



                                 RISK FACTORS

     In evaluating Cincinnati Bell's business, prospective investors should carefully consider the following risk factors in addition to the other information presented in this prospectus.

Risk Factors Relating to the Merger of Cincinnati Bell and IXC

o The integration of Cincinnati Bell and IXC following the merger will present significant challenges. Cincinnati Bell and IXC will face significant challenges in consolidating functions, integrating their organizations, procedures, operations and product lines in a timely and efficient manner, and retaining key Cincinnati Bell and IXC personnel. The integration of Cincinnati Bell and IXC will be complex and time-consuming. The failure to successfully integrate Cincinnati Bell and IXC and to successfully manage the challenges presented by the integration process may result in Cincinnati Bell and IXC not achieving the anticipated potential benefits of the merger.

o The merger may cause customers to delay purchasing decisions. There can be no assurance that the customers of each of Cincinnati Bell and IXC will continue to use and purchase Cincinnati Bell's or IXC's products or services as they have in the past without regard to the merger. Uncertainties regarding new product development by the combined company, for example, may cause customers to delay purchasing decisions.

Regulatory and Competitive Risks

o Changes in the regulation of the industry present legal uncertainty and have the potential to increase competition. Some of our operations are regulated by the Federal Communications Commission (FCC) under the Communications Act of 1934. In addition, some of our businesses are regulated by state public utility or public service commissions. Regulatory or interpretive changes in existing legislation or new legislation that affects our operations could have a material adverse effect on our business, financial condition and results of operations.

o The consequences of the Telecommunications Act of 1996 have yet to be fully determined. In February 1996, Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), the primary purpose of which was to introduce greater competition into the market for telecommunications services. The 1996 Act seeks to facilitate competition by eliminating many of the legal and regulatory barriers that, until then, had operated to restrict competitive entry in the areas of local exchange telephone service, long distance telephone service, and cable television service. Since February 1996, the FCC has initiated numerous rulemaking proceedings to adopt regulations pursuant to the 1996 Act. Some of these regulations have already taken effect; others are currently being challenged before various United States Circuit Courts of Appeal. The 1996 Act and the FCC's rulemaking proceedings can be expected to impact our in-territory local exchange operations in the form of greater competition. However, these statutes and regulations also create opportunities for us to expand the scope of our operations, both geographically and in terms of products and services offered. At this time, the full impact of the 1996 Act and any associated FCC regulations cannot readily be determined.

o We are subject to Federal regulatory uncertainty. On February 25, 1999, the FCC issued a Declaratory Ruling classifying dial-up traffic to Internet service providers (ISPs) as interstate traffic. The FCC stated this conclusion does not in itself determine whether reciprocal compensation is due in any particular instance and that the parties should be bound by their existing interconnection agreements, as interpreted by state commissions. In addition, the FCC issued a Notice of Proposed Rule Making, opening a proceeding which will address, on a prospective basis, if Federal rules are required to address reciprocal compensation issues for ISP traffic. At this time, we cannot determine the full impact that the ultimate outcome of the proceeding will have on the operations of Cincinnati Bell Telephone ("CB Telephone"). CB Telephone is our principal local telephone service operating company.

o We are subject to legal uncertainty with regards to certain Ohio state regulation. In March 1998, CB Telephone, and several intervening parties reached agreement on the terms of a proposed settlement of most of the outstanding issues associated with CB Telephone's application for approval of an alternative regulation plan known as CB Telephone's Commitment 2000 plan. The proposed settlement was subsequently approved by the Public Utilities Commission of Ohio ("PUCO") on April 9, 1998. The terms of the Commitment 2000 plan approved by the PUCO include: the elimination of rate- of-return regulation and greater pricing flexibility for most services; no increase in basic residential access line rates for the term of the plan; greater pricing flexibility for business services; a 30% reduction in basic rates for qualified, low-income residential consumers. The plan has an initial term of three and one-half years, which can be extended up to two additional years at CB Telephone's discretion so long as certain service quality benchmarks are maintained. The portion of CB Telephone's alternative regulation case dealing with the rates CB Telephone can charge to competitive local exchange carriers for unbundled network elements is still pending. The hearing on this portion of the case was conducted in March and April 1999. On November 4, 1999, the PUCO issued its Supplemental Opinion and Order, specifying certain parameters and methods CB Telephone must use to set its rates for unbundled network elements and requiring compliant cost studies within three months. We have not yet been able to assess the full impact of this decision on CB Telephone's rates, but believe that most rates will be below the levels CB Telephone had requested, particularly with respect to local loops. CB Telephone is considering whether to seek rehearing or an appeal of the decision.

o We face regulation in Kentucky which may have a material adverse effect on operations. On June 29, 1998, CB Telephone filed an application with the Public Service Commission of Kentucky ("PSCK") seeking approval of an alternative regulation plan similar to the Commitment 2000 plan approved by the PUCO in Ohio. On January 25, 1999, the PSCK issued an order approving the Kentucky alternative regulation plan with certain modifications. One of the modifications was the adoption of an earnings-sharing provision whereby customers would receive one-half of earnings on equity in excess of 13.5%. The PSCK also ordered that residential rates be frozen for three years and required rate reductions of approximately $3 million per year versus current rates. On February 12, 1999, CB Telephone filed a petition seeking rehearing of the PSCK's January 25, 1999 order. On July 26, 1999, the PSCK issued an order which eliminated the automatic earnings-sharing provision and revised the required rate reductions to $2.3 million per year, instead of the $3 million per year previously ordered.

o The prospects for future growth of our subsidiaries are uncertain. Each of the business segments in which our subsidiaries conduct their business has grown significantly in the last several years. To the extent that growth in these industry segments declines, this decline could adversely affect the growth of each subsidiary's business.

o The communications industry is subject to rapid and significant changes in technology. Our businesses are highly dependent on our computer, communications and software systems. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could have an adverse effect on our business, results of operations or financial condition. Our future success also will be highly dependent upon our ability to enhance existing services and introduce new services or products to respond to changing technological developments. There can be no assurance that we can successfully develop and bring to market any new services or products in a timely manner, that such services or products will be commercially successful or that competitors' technologies or services will not render our products or services noncompetitive or obsolete.

o We face significant competitive risks. Evolving technology, the preferences of consumers, the legislative and regulatory initiatives of policy makers and the convergence of other industries with the communications industry are causes for increasing competition throughout the communications industry. The range of communications services, the equipment available to provide and access such services, and the number of competitors offering such services, continue to increase. These initiatives and developments could make it difficult for us to maintain current revenue and profit levels. CB Telephone's current and potential competitors include other incumbent local exchange carriers, wireless services providers, interexchange carriers, competitive local exchange carriers and others.

o Our other subsidiaries face intense competition in their markets, principally from larger companies. These subsidiaries primarily seek to differentiate themselves by leveraging the strength and recognition of our brand equity, by providing customers with superior service and by focusing on niche markets and opportunities to develop and market customized packages of services.

Risks relating to year 2000 compliance

o We face uncertainties with regard to year 2000 compliance. Since 1996, we have devoted significant time and resources to achieve year 2000 compliance. A steering committee, chaired by a Senior Vice President of Cincinnati Bell, and composed of upper-level management personnel, sets the direction and monitors the activity of the year 2000 Program Management Office. Our subsidiaries have completed all remediation, replacement, and compliance testing efforts for critical components of their respective networks, facilities, and information technology. Each of our subsidiaries will spend the remainder of the year performing additional enterprise testing and testing interfaces with outside business partners. Work will continue with suppliers and business partners to monitor their progress. Although we anticipate minimal business disruption as a result of the century change, if we were to be unsuccessful in readying our software and systems for the year 2000 or preparing adequate plans to avoid business interruption that could result from the century change, this would have a material adverse impact on us. This material adverse effect could include a disruption to the provision of services to its customers, which could result in lost revenues, the incurrence of material contractual penalties and damaged customer relationships.

o The failure of one of our significant customers to modify their systems for the year 2000 successfully or to provide the appropriate business continuity planning also could have an adverse impact on us as we are, to a certain extent, dependent on the success of our customers. Our success in becoming year 2000 compliant largely depends on our vendors and business partners being year 2000 compliant. We are working diligently with our vendors and business partners to assure ourselves, to the extent possible, that our vendors and business partners are taking the necessary steps to become year 2000 compliant. To the extent that any of our vendors or business partners experience year 2000 technology difficulties which materially affect their businesses, such difficulties could have a material adverse effect on the our business, results of operations and financial condition.

Risks Relating to the Notes and Common Stock

o No public market for the notes may develop. The notes were issued in July 1999 to a small number of accredited investors. We do not intend to apply for listing of the notes on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. If an active market for the notes fails to develop or be sustained, their trading price could be adversely affected.

o If we are unable to pay all our debts, then you will receive payments on the notes only if we have funds remaining after we have repaid our existing and future senior indebtedness. The notes are general unsecured obligations. We may repay the notes only after we have paid all of our existing and future senior indebtedness. Upon any distribution of our assets because of insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, we may pay the principal of and interest on the notes only to the extent provided in the indenture, and only after we pay all of our senior indebtedness in full. Senior indebtedness includes all indebtedness for money borrowed, other than indebtedness that is expressly junior or equal in right of payment to the notes. At June 30, 1999, our senior indebtedness was approximately $366.3 million, all of which was secured. On November 9, 1999 we entered into a $1.8 billion credit agreement among us and IXC Communication Services, Inc., as borrowers, Citicorp USA, Inc., as administrative agent, Bank of America, N.A. as syndication agent, and certain lender parties thereto. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. See "Description of Notes -- Subordination."

o Because we may be unable to raise the funds necessary to repurchase your notes in the event of a change in control, we may default on the notes in the event of a change in control. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes in the event of a change in control. Our ability to repurchase the notes may be limited by law, the indenture and the terms of other agreements relating to our senior indebtedness. In addition, we may not repurchase any notes in a change in control if the provisions of the indenture would prohibit us from making payments of principal on the notes. We may be required to refinance our senior indebtedness in order to repurchase the notes. We may not have the financial ability to repurchase the notes if our creditors accelerate payment of our senior indebtedness.

o Our interest deduction with respect to the notes will be disallowed to the extent that the notes are treated as "corporate acquisition indebtedness" of the Company under Section 279 of the Internal Revenue Code of 1986, as amended. Corporate acquisition indebtedness includes subordinated convertible notes issued to provide consideration for the acquisition of stock in another corporation if certain debt to equity or earnings ratios are met. The notes will be treated as corporate acquisition indebtedness to the extent their proceeds were used to fund the acquisition of IXC Communications, Inc.

Litigation Risks Relating to IXC

o There are certain stockholder suits pending concerning IXC. On July 21, 1999, July 23, 1999 and July 27, 1999, five purported stockholder class action suits were filed in the Delaware Court of Chancery against IXC, certain present and former members of the IXC board of directors, Cincinnati Bell and Ivory Merger Inc. These complaints allege, among other things, that the IXC director defendants, aided and abetted by Cincinnati Bell and Ivory Merger Inc., have breached their fiduciary duties to IXC's stockholders by failing to maximize stockholder value in connection with entering into the merger agreement in connection with the Cincinnati Bell/IXC merger. The complaints seek damages and a court order enjoining completion of the merger. On August 12, 1999, plaintiffs in the various actions moved for a preliminary injunction to prevent the completion of the merger pending a full hearing on the merits. A hearing in connection with that motion was held on October 20, 1999. By Memorandum Opinion dated October 27, 1999, the Delaware Court of Chancery denied plaintiffs' request for a preliminary injunction, finding that plaintiffs were not likely to succeed on the merits at trial.

o There are certain Equal Employment Opportunity Commission suits pending. Twenty-two EEOC charges have been filed beginning in September 1999 by current Eclipse Telecommunications employees located in the Houston office (formerly Coastal Telephone, acquired May, 1999) alleging sexual discrimination, race discrimination and retaliation. Discovery is ongoing.

      Because this Prospectus Contains Forward-looking Statements, it May
                           Not Prove to Be Accurate

     This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. We generally identify forward-looking statements using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. As these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS

     Cincinnati Bell will not receive any proceeds from the sale by the selling holders of the notes and the common stock into which the notes are convertible.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is traded on the New York Stock Exchange under the symbol "CSN." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock, as reported on the New York Stock Exchange Composite Transaction Tape. We have restated the price data in the table to account for a two-for-one stock split effective May 2, 1997, and the spin-off of Convergys Corporation on December 31, 1998. For current price information, you are urged to consult publicly available sources.

     Consistent with maximizing the expanded growth opportunities available to us following the IXC merger, we have ceased paying dividends on our common stock after the dividend paid on August 3, 1999.

                                Cincinnati Bell
                                 Common Stock

                                                                     Dividends
Calendar Period                         High          Low            Declared
1997                                    ----          ---            --------

      First Quarter.............        $33.75        $28.25         $0.10
      Second Quarter............         33.25         26.06          0.10
      Third Quarter.............         32.25         23.06          0.10
      Fourth Quarter............         31.13         25.38          0.10
1998

      First Quarter.............         36.31         30.13          0.10
      Second Quarter............         38.63         28.50          0.10
      Third Quarter..............        33.19         22.50          0.10
      Fourth Quarter.............        38.13         20.88          0.10
1999

      First Quarter..............        23.44         16.06          0.10
      Second Quarter.............        26.50         19.63          0.10
      Third Quarter..............        26.50         16.31           --
      Fourth Quarter
      (through November 5, 1999).        25.38         18.75           --

     On November 8, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $24 3/4. As of November 8, 1999, there were approximately 23,088 holders of record of the common stock.

                             DESCRIPTION OF NOTES

     The notes covered by this prospectus will be our general unsecured obligations. The notes have been issued under an indenture dated as of July 21, 1999, between us and The Bank of New York, as trustee.

     We have summarized selected provisions of the indenture and the notes below. This summary is not complete. We have filed the indenture and the form of the notes with the SEC as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

General

     The notes represent unsecured general obligations of Cincinnati Bell and are subordinate in right of payment to all of our existing and future senior debt, and are convertible into common stock as described under "--Conversion Rights." The notes are limited to $400,000,000 aggregate principal amount at issuance, and will mature on July 21, 2009, unless earlier redeemed at our option or repurchased by us at the option of the holder upon the occurrence of a change of control. See "--Change of Control Repurchase."

     The notes bear interest at the rate of 6 3/4% annually which will be payable semiannually in cash beginning January 21, 2005, on January 21 and July 21, to holders of record at the close of business on the preceding January 6 and July 6, respectively. Prior to July 21, 2004, interest on the notes will be paid in kind by increasing the value of the respective note, which will accrete in value on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the annual rate of 6 3/4% of the daily accreted value of the note. Cash interest on notes will be paid by wire transfer in immediately available funds to a United States bank account designated by the note holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office that we will maintain for such purpose in New York, New York, which initially is the office or agency of the trustee in New York, New York.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends on our other securities, the repurchase of our securities or the incurrence of senior debt or other indebtedness, other than with regard to adjustments to the conversion price. The indenture contains no covenants or other provisions to afford protection to note holders in the event of a highly leveraged transaction or a change in control of Cincinnati Bell except to the extent described under "--Change of Control Repurchase" below.

Conversion Rights

     A note holder may, at any time (i) after the expiration or early termination of any applicable waiting period under the HSR Act with respect to the acquisition of shares of common stock upon conversion of notes or (ii) in connection with a change of control of Cincinnati Bell, as described under "- Change of Control Repurchase," convert a note or any portion of a note that is an integral multiple of $1,000 into shares of common stock and the associated preferred stock purchase rights initially at a conversion price of $29.89 per share. This conversion price is initially equivalent to a conversion rate of
33.456 shares per $1,000 principal amount of notes. The right to convert a note called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption or the maturity date, unless we default in making the payment due on that date. For information as to notices of redemption, see "--Optional Redemption."

     The conversion price will be subject to adjustment upon the occurrence of certain events, including:

         o the issuance of capital stock as a dividend or distribution on common stock, or a dividend or distribution of any Cincinnati Bell securities on common stock as part of a shareholder rights plan or poison pill;

         o the issuance of capital stock in a reclassification of common stock;

         o the issuance of common stock or rights, warrants or options to subscribe for or purchase common stock at less than the current market price per share, which is defined as the average market price for the 10 trading days prior to that issuance (adjusted to take into account "ex" dates for events that occur during these 10 trading days);

         o    subdivisions and combinations of common stock;

         o    distributions to all holders of common stock of:

               o    cash, but not including regular dividends;

               o evidences of indebtedness of Cincinnati Bell or another issuer;

               o    securities of Cincinnati Bell or another issuer;

               o    assets; or

               o    rights or warrants to purchase Cincinnati Bell securities;

         o the completion of a tender or exchange offer made by us or one of our subsidiaries for the common stock in which we are required to pay aggregate consideration with a fair market value that exceeds the current market price per share of common stock, which is defined as the average market price for the 10 trading days prior to the day after the expiration of the tender offer.

No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

     If the holders of 51% or more of the aggregate accreted value of the notes elect to receive a dividend or distribution declared by Cincinnati Bell of any

         o     cash

         o capital stock, including options, warrants or other rights to acquire capital stock

         o     assets

         o dividend or distribution resulting from a redemption or a triggering event under a shareholder rights plan

Cincinnati Bell will pay this dividend or distribution into an account maintained by the trustee. This dividend or distribution will be held in such account, and accrue interest, until the note to which it relates is redeemed by us or converted into common stock.

     If the common stock is converted into the right to receive other securities, cash or other property as a result a reclassification, consolidation, merger, sale or transfer of assets or other transactions, each note then outstanding will also become convertible into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of common stock which would have been received by a note holder immediately prior to such transaction if the note holder had converted its note.

     We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay a cash adjustment based upon the market price per share of common stock on the day preceding the day of the conversion.

Optional Redemption

     At any time on or after July 21, 2004, we will be entitled at our option to redeem all or a portion of the notes, in minimum multiples of at least $100 million of the original issue price, upon at least 30 and not more than 60 days' notice by mail to the holders of the notes, at the following redemption prices expressed as percentages of the full accreted value of the note on the redemption date, plus accrued and unpaid interest to, the redemption date (subject to the rights of holders of record on any relevant record date to receive interest due on any relevant interest payment date that is on or prior to such redemption date), if redeemed during the twelve-month periods set forth below:

                                                           REDEMPTION
                  YEAR                                       PRICE

------------------------------------------------------------------------------


     July 21, 2004 through July 20, 2005....................103.375%
     July 21, 2005 through July 20, 2006....................102.250%
     July 21, 2006 through July 20, 2007....................101.125%
     July 21, 2007 and thereafter...........................100.000%

Change in Control Repurchase

     Upon the occurrence of a change of control, each holder of notes will have the right to require that we repurchase all or a portion of such holder's notes at a repurchase price in cash equal to the greater of

o the sum of (x) 101% of the accreted value of the notes to be repurchased and (y) the product obtained by multiplying (i) the difference between the full accreted value of the note at a maturity and the accreted value of the note on the day the change of control occurs by (ii) the percentage of the total consideration received by our shareholders in the change of control transaction that is paid in cash, and

o the fair market value of the consideration that such holder would have received had it converted its notes to be repurchased at the above stated sum, into shares of common stock immediately prior to the change of control, in each case plus any accrued and unpaid cash interest to the date of repurchase.

     In addition, if a change of control occurs on or prior to July 21, 2004, and all or a portion of the consideration received by our shareholders is in cash, each holder that elects to have its notes repurchased may also elect to receive a payment in an amount equal to the product set forth in clause (y) above.

     Immediately before any change of control transaction occurs, we will at our option either

o deposit with the trustee for the benefit of the holders of the notes an amount in cash sufficient to fully satisfy our payment obligations with respect to the change of control; or

o cause the payment obligations of the company with respect to such change of control to be assumed by the entity or entities issuing or paying, as the case may be, the stock, other securities or other property or assets (including cash) issued or paid with respect to or in exchange for our common stock in connection with such change in control.

     However, we may not repurchase any notes at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes. If we fail to repurchase the notes when required under the preceding paragraph, such failure will constitute an event of default (as defined under the caption "-- Events of Default") under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture.

A change of control means the occurrence of any of the following:

o a tender offer shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of Cincinnati Bell;

o Cincinnati Bell is merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former shareholders of Cincinnati Bell, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation as the same shall have existed immediately prior to such merger or consolidation;

o We sell substantially all of our assets to another corporation which is not a wholly owned subsidiary of ours;

o a person within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on December 5, 1988) of the Exchange Act acquires 20% or more of our outstanding voting securities, or a person within the meaning of
     Section 3(a)(9) or Section 13(d)(3) (as in effect on December 5, 1988) of the Exchange Act controls in any manner the election of a majority of our directors;

o within any period of two consecutive years commencing on or after December 5, 1988, individuals who at the beginning of such period constitute our Board of Directors cease for any reason to constitute a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13(d)-3(d)(1)(i) pursuant to the Exchange Act); or

o a merger, consolidation or similar transaction (regardless of whether Cincinnati Bell is a constituent corporation in such transaction and other than those transactions of the type referred to above, where less than 75% of the outstanding voting securities of the surviving or resulting corporation is owned by the former shareholders of Cincinnati
     Bell) with respect to which persons who were beneficial owners of voting securities immediately prior to that transaction own less than 50% of the voting securities (including securities of any successor corporation of Cincinnati Bell having the ordinary power to vote in the election of directors of such successor corporation) upon the consummation of such transaction.

Within 30 days following a change in control, we will be required to mail to the trustee and all holders of record of the notes a notice of the occurrence of the change in control, stating:

o that an offer is being made and that all notes tendered and not withdrawn will be accepted for payment;

o the circumstances and relevant facts regarding such change of control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such change of control);

o the repurchase price and the repurchase date, which shall be not later than 60 days from the date such notice is mailed;

o that any notes not tendered will continue to accrue accreted value and interest according to their terms, but holders who do not tender will not receive the purchase price for those notes;

o that, unless we default in the payment of the change of control payment, all notes accepted for payment pursuant to the repurchase offer made pursuant to the change in control repurchase shall cease to accrue accreted value and interest on and after the repurchase date; and

o the procedures that holders of notes must follow to accept the change of control offer.

We will leave the change of control repurchase offer open for at least 20 business days or for such longer period as is required by law.

     To exercise the repurchase right, the holder of a note will be required to deliver, on or before the 20th day after the date of the notice, an irrevocable written notice to us (or an agent designated by us for such purpose) and the trustee of the holder's exercise of the repurchase right, together with the certificates evidencing the note or notes to be repurchased, properly endorsed for transfer.

Under certain circumstances, we may not be permitted to repurchase the notes or make other payments. If we default on senior indebtedness (as defined under "-- Subordination" below) and the default is continuing, or in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up where senior indebtedness is not paid in full, under the terms of the indenture the senior indebtedness is to be paid in full before any payment can be made to holders of the notes. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors -- Because we may be unable to raise the funds necessary to repurchase your notes in the event of change in control we may default on the notes in the event of a change in control."

     If a change in control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than SEC filing requirements if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

Consolidation, Merger and Sale of Assets

     We may, without the consent of any of the note holders, consolidate with or merge into any other person or convey, transfer or lease our properties substantially as an entirety to, any other person, if:

o the successor, transferee or lessee, if other than us, expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture; and

o at the time of the transaction, the other person has not received a notice of payment default under a material indenture or any other material indebtedness of the other person that has not been cured within the applicable period.

Events of Default

     Each of the following are events of default under the indenture:

o a default in the payment of the principal of and premium, if any, on any of the notes when due and payable, whether at maturity or a date fixed for prepayment or by acceleration or otherwise, and whether or not such payment is prohibited by the subordination provisions of the indenture;

o a default in the payment of any cash interest upon any of the notes when due and payable, continued for 20 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

o a default by us or any of our subsidiaries in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 50 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate accreted value of the outstanding notes;

o a default by us or any of our subsidiaries on any agreement or condition relating to our senior indebtedness in excess of $250 million, which results in the acceleration of that senior indebtedness;

o    certain events of bankruptcy, insolvency or reorganization.

     If an event of default (other than of certain events of bankruptcy, insolvency, or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate accreted value of the outstanding notes may declare the accreted value of and accrued interest on all notes to be immediately due and payable. Such declaration may be rescinded by the holders of a majority of the aggregate accreted value of the outstanding notes if all existing events of default have been cured or waived, except nonpayment of principal or interest or other amounts that have become due because of the declaration, and if the recision would not conflict with any judgment or decree. If an event of default occurs due to the bankruptcy, insolvency, or reorganization of Cincinnati Bell, the accreted value of and premium, if any, and accrued interest on the outstanding notes will automatically become immediately due and payable.

     The holders of not less than a majority in principal amount of the outstanding notes affected may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee; provided that such direction does not conflict with any rule of law or with the indenture. The trustee may take any other action it thinks proper which is not inconsistent with the direction given to it by the majority of the holders.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due or the right to convert any note in accordance with the indenture, no holder may institute any action or proceeding or pursue any remedy with respect to the indenture or the notes unless:

     o such holder has previously given the trustee notice that an event of default is continuing;

     o holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     o such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

     o the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     o the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate know of any default by us in the performance or observance of any of the terms of the indenture. If such officers do know of a default, the certificate must specify the status and nature of all such defaults.

Modification and Waiver

     Subject to certain exceptions, any amendment, supplement or modification to the indenture or waiver or consent to depart from the provisions of the notes requires the written consent of the holders of at least 51% of the aggregate accreted value of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:

     o change the stated maturity or the principal or accreted value on any note

     o reduce the rate of, or extend the time of payment of interest on, any note

     o    change the time of prepayment when, or the currency in which, any note is payable

     o modify the subordination provisions of the indenture in a manner adverse to the holders of the notes

     o make any change in the requirement stated above that the written consent of 51% of the aggregate accreted value of the notes outstanding is required for any such modification or amendment of the indenture or for any waiver of compliance with certain provisions of, or of any departure by Cincinnati Bell from the provisions of, the indenture.

Subordination

     The payment of the principal of, premium, if any, and interest on the notes will, to the extent set forth in the indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Cincinnati Bell, the holders of all senior indebtedness will first be entitled to receive payment in full in respect of the senior indebtedness of all amounts due or to become due, before the holders of the notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the notes. No payments on account of principal, premium, if any, or interest on the notes or on account of the purchase or acquisition of notes may be made if a default in any payment with respect to senior indebtedness has occurred and is continuing or if any judicial proceeding is pending with respect to any such default.

     Our senior indebtedness includes the principal of and premium, if any, and interest on all our indebtedness for money borrowed, other than the notes, whether outstanding on the date of the execution of the indenture or thereafter incurred, created or assumed, except (i) indebtedness or obligations owed by Cincinnati Bell to any of its direct or indirect subsidiaries, (ii) indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it is junior in right of payment to the notes or any other indebtedness of ours or ranks pari passu in right of payment to the notes or
(iii) trade payables or other accrued current liabilities incurred in the ordinary course of business.

     The term "indebtedness for money borrowed," when used with respect to us, means:

     o indebtedness of Cincinnati Bell for money borrowed or evidenced by bonds, debentures, notes, guarantees, or similar instruments

     o reimbursement, payment, and other obligations of ours with respect to letters of credit, bankers' acceptances and similar facilities issued for our account

     o every deferred payment obligation of, or any such obligation assumed by, us for the payment of the purchase price of property or services purchased by us

     o any obligation of, or any such obligation guaranteed by, us for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

     o all our obligations with respect to interest rate hedging arrangements to hedge interest rates relating to our senior indebtedness

     o any obligation of, or any obligation guaranteed by, us or secured by our property or assets for the repayment of borrowed money, whether or not the obligation is assumed by us or is non-recourse to our credit

     o any indebtedness arising under a conditional sale or other title retention agreement with respect to property we acquire

     o indebtedness of the kinds described above that we have assumed or guaranteed, including the dividends and distributions of others.

     At June 30, 1999 our senior indebtedness was approximately $366.3 million, all of which was secured. We expect from time to time to incur additional indebtedness. The indenture does not limit or prohibit us from incurring additional senior indebtedness or additional indebtedness. On November 9, 1999 we entered into a $1.8 billion credit agreement among us and IXC Communication Services, Inc., as borrowers, Citicorp USA, Inc., as administrative agent, Bank of America, N.A. as syndication agent, and certain lender parties thereto. See "Risk Factors -- if we are unable to pay all our debts, then you will receive payments on the notes only if we have funds remaining after we repaid our existing and future senior indebtedness."

Book-Entry, Delivery and Form

     We will issue the notes in the form of one or more global notes except as described under "-- Certificated Notes" below. The global notes will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company will be the initial depositary. Except as described below, the global notes may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold your beneficial interests in the global notes directly through the depositary if you have an account with the depositary or indirectly through organizations which have accounts with the depositary.

      The depositary has advised us that it is:

     o a limited-purpose trust company organized under the laws of the State of New York;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

The depositary was created to hold securities of institutions that have accounts with the depositary and to facilitate the clearance and settlement of securities transactions among those institutions through electronic book-entry changes. This eliminates the need for physical movement of certificates representing securities. These institutions, known as participants, include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the depositary's book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary and the participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer or pledge beneficial interests in a global note.

     So long as the depositary or its nominee is the registered holder and owner of a global note, the depositary or the nominee will be considered the sole legal owner and holder of the related notes for all purposes. Except as described below, as an owner of a beneficial interest in a global note, you will be subject to the following limitations:

     o you will not be entitled to have the notes represented by the global notes registered in your name;

     o you will not receive or be entitled to receive physical delivery of certificated notes; and

     o you will not be considered to be the owner or holder of any notes under the global notes.

We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that the depositary, as the holder of the global notes, is entitled to take, the depositary would authorize the participants to take the action. The participants would authorize beneficial owners owning through them to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, premium, if any, and interest on notes represented by a global note registered in the name of and held by the depositary or its nominee will be made to the depositary or its nominee as the registered owner and holder of the global notes.

     We expect that the depositary or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants. We will not have any responsibility or liability:

     o for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes;

     o for maintaining, supervising or reviewing any records relating to beneficial ownership interests;

     o for any other aspect of the relationship between the depositary and its participants; or

     o for any other aspect of the relationship between participants and the owners of beneficial interests in the global notes owning through participants.

      Unless and until the global notes are exchanged in whole or in part for certificated notes, the global notes may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of such depositary to another nominee of such depositary.

     Although the depositary has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of the depositary, it is under no obligation to perform or continue to perform and may discontinue these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Year 2000 Issues Relating to The Depository Trust Company

     We have been advised by The Depository Trust Company that it is aware that some computer applications, systems and the like for processing dates that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting, and will continue to contact, third-party vendors from whom DTC acquired services to impress upon them the importance of their services being year 2000 compliant and determine the extent of their efforts for year 2000 testing and remediation of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

     According to DTC, this information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

     The notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 in original issue price and integral multiples of $1,000 if:

     o the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes;

     o the depositary ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact ceases business;

     o we at any time determine not to have all of the notes represented by the global notes; or

     o an event of default, as described under the caption "-- Events of Default," has occurred and is continuing.

     Any note that becomes exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in whatever names the depositary directs. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denomination to be registered in the name of the depositary or its nominee.

Regarding the Trustee

     The Bank of New York is the trustee under the indenture.

Governing Law

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax considerations relevant to purchasing, owning and disposing of the notes and the common stock into which you may convert the notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect, or different interpretations.

     This discussion does not deal with all aspects of U.S. federal income taxation that may be important to holders of the notes or shares of the common stock received upon conversion, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the notes and the shares of common stock received upon conversion as capital assets. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular purchasers. Particular purchasers may be subject to special rules.

     For the purpose of this discussion, a "U.S. holder" refers to a beneficial owner of a note or common stock who or which is:

         o a citizen or resident of the U.S. for U.S. federal income tax purposes;

         o a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or political subdivision of the U.S.;

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source;

         o a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust; or

         o otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

         The term "non-U.S. holder" refers to any beneficial owner of note or common stock who or which is not a U.S. holder.

     Prospective purchasers are urged to consult their own tax advisors as to the particular federal, state, local and foreign tax consequences to them of the acquisition, ownership and disposition of the notes, including the conversion of the notes into shares of common stock, and the effect that their particular circumstances may have on these tax consequences.

                Federal Tax Considerations Applicable to U.S. Holders

Interest and Original Issue Discount

     The notes were initially issued with original issue discount, or OID. OID is the stated redemption price at maturity of a note minus its issue price.

     The stated redemption price at maturity of a note is the sum of all payments provided by the instrument. The issue price of a note is the first price at which a substantial amount of the notes are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

     Because the notes have OID, the following consequences arise:

     o A holder must report the total amount of OID as ordinary income over the life of the note.

     o All holders of notes, even those on the cash method of accounting, are required to report OID income as the OID accrues on the notes. This means that holders are required to report OID income, and in some cases pay tax on that income, before they receive the cash that corresponds to that income.

     o OID accrues on a note on a constant yield method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a note will result in the holder being taxable at approximately a constant percentage of the unrecovered investment in the note.

     o In general, the amount of OID that a holder will have to include in income is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) in which a holder held the note. The daily portion is determined by allocating the OID for an accrual period equally to each day in that accrual period. The accrual period for a note may be of any length and may vary in length over the term of the note. However, no accrual period may be longer than one year and each scheduled payment of principal or interest must occur either on the first or final day of an accrual period. The amount of OID for an accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The adjusted issue price of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note.

     o The accruals of OID on a note will generally be less in the early years and more in the later years.

     o A holder's tax basis in a note is initially its cost. It increases by any OID (and accrued market discount, if any, as described below) a holder reports as income. It decreases by any principal payments and interest payments (and amortized bond premium, if any, as described below) a holder receives on the note.

Market Discount

     The tax treatment of U.S. holders with respect to the notes may be altered if the notes are purchased at a "market discount". Market discount on a note will generally equal the amount, if any, by which the revised issue price of the note exceeds the holder's initial tax basis in the note (generally the note's acquisition price). The revised issue price of a note for a particular U.S. holder equals the original issue price of the note plus the aggregate amount of OID includible in the gross income of all other holders for periods before the acquisition of the note by such U.S. holder. Subject to a de minimis exception, a U.S. holder of a note acquired at a market discount is generally required to treat as ordinary income any gain recognized on the disposition of such note to the extent of the "accrued market discount" at the time of disposition. Market discount on a note will be treated as accruing on a straight-line basis over the term of such note or, at the election of the holder, under a constant-yield method. A U.S. holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues. If a note with accrued market discount is converted into common stock, the amount of such accrued market discount at the time of conversion generally will be taxable to the U.S. holder as ordinary income upon disposition of the common stock.

Premium

     A U.S. holder that purchases a note at a premium over its stated principal amount generally may elect to amortize such premium (amortizable bond premium) from the purchase date to the note's maturity date under a constant-yield method. Amortizable bond premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized bond premium is treated as an offset to interest income on a note and not as a separate deduction. However, since a note may be optionally redeemed after acquisition at a price in excess of its stated redemption price at maturity, special rules may apply that could result in a deferral of the amortization of some bond premium until later in the term of the note. In general, a U.S. holder's tax basis in the notes will be reduced by the amount of any bond premium as it is amortized or used to offset interest income. Such amortization will cease upon conversion of the notes into common stock.

     A U.S. holder that purchases a note for an amount that is greater than its revised issue price as of the purchase date and less than or equal to the stated redemption price at maturity will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such U.S. holder must include in its gross with respect to such note for any taxable year (or portion of a taxable year during which the U.S. holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Constructive Dividends

     Some corporate transactions, such as distributions of assets to holders of common stock, may cause a deemed distribution to the holders of the notes if the conversion price or conversion ratio of the notes is adjusted to reflect the corporate transaction. These distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "--Dividends on Shares of Common Stock."

Sale of Exchange of Notes or Shares of Common Stock

     In general, a U.S. holder of notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the notes measured by the difference between:

     o the amount of cash and the fair market value of any property received, except to the extent attributable to the payment of accrued interest and

     o    the U.S. holder's adjusted tax basis in the notes.

     In general, each U.S. holder of common stock into which the notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the notes. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend. Gain or loss on the disposition of the notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the notes or the common stock that was disposed of exceeded one year. Net capital gain realized by individual taxpayers is taxable at a maximum rate of 20%.

Conversion of Notes

     A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes into shares of common stock, other than with respect to cash received in lieu of fractional shares. The U.S. holder's tax basis in the shares of common stock received upon conversion of the notes will be equal to the holder's aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion.

     Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

Dividends on Shares of Common Stock

     Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction.

     To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed the Company's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any distribution in excess of the holder's basis in the shares of common stock will be treated as capital gain.

           Federal Tax Considerations Applicable to Non-U.S. Holders

Interest on Notes

     Generally, interest paid on the notes to a non-U.S. holder will not be subject to U.S. federal income tax if:

     o the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

     o the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of Company stock entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and

     o the beneficial owner, under penalty of perjury, certifies that the owner is not a U.S. person and provides the owner's name and address.

     The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted U.S. Treasury regulations, which generally are effective for payments made after December 31, 2000, the certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, provided that the intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are met. A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. Corporate non-U.S. holders that receive interest income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules.

Sales or Exchange of Notes or Shares of Common Stock

     A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of the notes or shares of common stock unless:

     o the gain is, or is treated as, effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

     o in the case of non-U.S. holder who is a nonresident alien individual and holds the common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year; or

     o the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned (or, by virtue of the conversion right of the notes, was treated as owning) more than 5 percent of the Company's common stock during certain statutory testing periods. The Company is not certain whether it is currently, has been or will become a "U.S. real property holding corporation."

Conversion of Notes

     A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share on conversion, the cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a note or common stock.

Dividends on Shares of Common Stock

     Generally, any distribution on shares of common stock to a non-U.S. holder will be subject to U.S. federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder, in which case the dividend will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. Corporate non-U.S. holders that receive dividend income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult any applicable income tax treaties, which may provide different rules. A non-U.S. holder and any entities, partners, shareholders or other beneficiaries of non-U.S. holders may be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Federal Estate Taxes

     A note beneficially owned by an individual who is a non-U.S. holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual's death; provided that:

     o the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Company stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

     o interest payments with respect to such note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

     Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death will be included in the individual's estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

                 Information Reporting and Backup Withholding

United States Holders

     Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the notes or shares of common stock made by the Company with respect to non-corporate U.S. holders. These holders generally will be subject to backup withholding at a rate of 31% unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.

Non-United States Holders

     Generally, information reporting and backup withholding of U.S. federal income tax at a rate of 31% may apply to payments of principal, interest, dividends and premium, if any, to a non-U.S. holder if the holder fails to certify that the holder is a non-U.S. person or if the Company or its paying agent has actual knowledge that the holder is a U.S. person.

     The payment of the proceeds on the disposition of notes or shares of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources is from activities that are effectively connected with a U.S. trade or business or, after December 31, 2000, a foreign partnership, if at any time during its tax year, (i) one or more of its partners are U.S. persons also, in the aggregate, hold more than 50% of the income or capital interest in the partnership or (ii) it is engaged in the conduct of a trade or business in the United States, information reporting will apply unless:

     o the broker has documentary evidence in its files of the owner's foreign status; or

     o    the owner otherwise establishes an exemption.

     Both backup withholding and information reporting will apply to the proceeds from dispositions if the broker has actual knowledge that the holder is a U.S. holder.

     Recently adopted U.S. Treasury regulations, which generally are effective for payments made after December 31, 2000, alter the rules described above. Among other things, these regulations provide presumptions under which a non-U.S. holder is subject to information reporting and backup withholding at the rate of 31% unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

     o    directly by the non-U.S. holder;

     o in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of the entity; or

     o qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

     The Preceding Discussion of Certain United States Federal Income Tax Consequences Is for General Information Only and Is Not Tax Advice. Accordingly, Each Investor Should Consult its Own Tax Adviser as to Particular Tax Consequences to it of Purchasing, Holding and Disposing of the Notes and the Common Stock of the Company, Including the Applicability and Effect of Any State, Local or Foreign Tax Laws, and of Any Proposed Changes in Applicable Laws.

                             ERISA CONSIDERATIONS

     The United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code set forth certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA), (b) plans described in
Section 4975(e)(1) of the Code, including individual retirement accounts and Keogh plans, (c) any entity whose underlying assets include plan assets by reason of a plan's investment in such entity (each of (a), (b) and (c) hereinafter referred to as a "Plan" or "Benefit Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Code). The Company will be a Party in Interest and Disqualified Person with respect to each Plan covering its employees or the employees of its subsidiaries or affiliates.

     ERISA imposes specific requirements on fiduciaries of Benefit Plans subject to ERISA, namely, that they make prudent investments, that they diversify investments, and that they make investments in accordance with the Benefit Plan documents and in the best interests of participants and their beneficiaries. In accordance with these general fiduciary standards, before investing in the notes or converting the notes to shares of our common stock, a Benefit Plan fiduciary should determine whether such an investment or conversion is permitted under the governing Plan instruments and is appropriate for the Benefit Plan in view of its overall investment policy and the composition and diversification of its portfolio.

     In addition to imposing fiduciary requirements, ERISA prohibits a Party in Interest under ERISA and a Disqualified Person under the Code from engaging in certain transactions with respect to Benefit Plans or their assets ("Prohibited Transactions"). A violation of these Prohibited Transaction rules may result in a breach of fiduciary duty under ERISA and/or the imposition of an excise tax or other penalties and liabilities under ERISA and/or the Code for such persons. If the Company, the Initial Purchaser or any of their respective affiliates were a Party in Interest or a Disqualified Person with respect to a Benefit Plan, a Prohibited Transaction could occur upon (i) the subscription for, acquisition or holding of the notes by a Benefit Plan or
(ii) the conversion of the notes by a Benefit Plan into shares of our common stock.

     However, both ERISA and the Code provide for certain statutory and administrative exemptions from the Prohibited Transaction rules which could apply in this case. Further, the U.S. Department of Labor has issued a number of class exemptions that may apply to otherwise Prohibited Transactions arising from the acquisition or holding of notes, including: Class Exemption 75-1 (Transactions Involving Employee Benefit Plans and Certain Broker-Dealers, Reporting Dealers and Banks), Class Exemption 84-14 (Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers), Class Exemption 90-1 (Acquisition or Holding of Employer Securities or Real Property by Insurance Company Pooled Separate Accounts), Class Exemption 91-38 (Transactions Involving Bank Collective Investment Funds), Class Exemption 95-60 (Transactions Involving Insurance Company General Accounts) and Class Exemption 96-23 (Transactions Involving In-House Asset Managers). The availability of each of these statutory, administrative and class exemptions is subject to a number of important conditions which each Benefit Plan investor's fiduciary must consider in determining whether such exemption applies.

     Prior to making an investment in the notes, prospective Benefit Plan investors should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment in light of their specific circumstances. Each Benefit Plan fiduciary must determine that the subscription for, acquisition and holding of the notes and any conversion of the notes into shares of our common stock is consistent with its fiduciary duties under ERISA and does not result in the occurrence of a non-exempt Prohibited Transaction.

                                SELLING HOLDERS

     The notes were originally issued and sold by us in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be institutional accredited investors. Selling holders, which term includes certain pledgees foreclosing on a pledge of registrable securities with respect to a bona fide financing transaction with the holder (as described in the registration rights agreement), may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

     The selling holders have represented to us that they purchased the notes and the common stock issuable upon conversion for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions. We agreed with the selling holders pursuant to a registration rights agreement to file this registration statement to register the resale of the notes and the common stock. We agreed to use our reasonable best efforts to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the common stock into which the notes are convertible no longer qualify as "registrable securities" under the registration rights agreement. We can suspend the effectiveness of the registration statement for up to 90 days in any 365-day period, provided that if certain selling holders have pledged registrable securities pursuant to a bona fide financing, and have notified us of such arrangements, for so long as the registrable securities may be transferred or sold by the pledgee foreclosing on such pledge, the 90-day limitation is reduced to 45 days in any 365-day period. A holder who elects to sell any securities pursuant to this registration statement:

     o    will be required to be named as selling security holder;

     o    will be required to deliver a prospectus to purchasers;

     o will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

     o will be bound by the provisions of the registration rights agreement which are applicable, including indemnification obligations.

     If required, additional selling holders may from time to time be identified and information with respect to such selling holders will be provided in a supplement to this prospectus.

     The following table sets forth information, as of November 9, 1999, with respect to the selling holders and the respective principal amounts at issuance of notes and common stock beneficially owned by each selling holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                              Principal Amount of             Number of
                                     Notes                    Shares of
                               Beneficially Owned           Common Stock
Selling Holder               and Offered Hereby(1)(2)     Beneficially Owned(3)
--------------               -----------------------      ---------------------

OHCP Ocean I, LLC                   40,441,373.93                  0
OHCP Ocean III, LLC                234,200,254.67                  0
OHCP Ocean IV, LLC                   9,100,000.00                  0
OHCP Ocean V, LLC                   41,258,371.40                  0
Oak Hill Securities Fund L.P.       37,500,000.00            104,880 (4)
Oak Hill Securities Fund II L.P.    37,500,000.00                  0
------------------


(1) Interest on the notes will accrete at an annual rate of 6.75% until July 21, 2004 and thus the aggregate principal amount of the notes and the stock which they are convertible into may include additional accreted value of the notes until cash payment of interest begins.

(2) Includes notes that the Selling Holder has the right to acquire pursuant to forward purchase commitments.

(3)  Excludes shares of common stock issuable upon conversion of notes.

(4) Represents shares of common stock issuable upon conversion of IXC common stock in the merger of IXC and Cincinnati Bell.

Relationship with Selling Holders

     On July 21, 1999, Cincinnati Bell entered into an investment agreement with Oak Hill Capital Partners L.P. and certain related parties of Oak Hill (collectively, the "purchasers"). Under the investment agreement:

     o a designee of an affiliate of Oak Hill was elected to our board of directors, and that affiliate is entitled to have a designee on our board of directors as long as the purchasers retain 66 2/3% of the shares of common stock issued or issuable upon conversion of the notes (including all notes originally issued to the purchasers, but excluding any redeemed by us);

     o Oak Hill itself is entitled to appoint a non-voting representative to observe meetings of our board of directors as long as the purchasers retain 66 2/3% of the shares of common stock issued or issuable upon conversion of the notes (including all notes originally issued to the purchasers, but excluding any redeemed by
          us);

     o until the later of the close of business of July 21, 2004 or one year after the date on which the purchasers no longer own any notes or common stock issued upon conversion of the notes, the purchasers may not:

          o advise, assist, or encourage others to buy or otherwise acquire, or agree to acquire, beneficial ownership of voting securities of Cincinnati Bell if the purchasers and their affiliates would beneficially own voting securities representing more than 1.0% of the total voting power of all then outstanding voting securities (excluding the beneficial ownership of securities owned by the purchasers when the investment agreement was entered into, issued in connection with the IXC transaction or upon conversion of the notes, otherwise received or receivable under the terms of the notes, issued as dividends or as distributions on the converted shares, and certain other exceptions);

          o make or participate in any solicitation of proxies relating to any shares of our voting securities;

          o call, consent to, or participate in a special meeting of our shareholders;

          o    request or obtain a list of holders of voting securities;

          o initiate, propose or participate in the making of any shareholder proposal relating to Cincinnati Bell;

          o deposit any of our voting securities in a voting trust, agreement, or irrevocable proxy or otherwise participate in a group which would make any of the purchasers the beneficial owner of our voting securities;

          o make any proposal for the acquisition of us or any of our assets or any business combination, change of control, restructuring, recapitalization or other extraordinary transaction;

          o seek representation on our board of directors, or otherwise seek to change its composition or size, aside from the designee described above;

          o disclose any intent, plan, or proposal with respect to us that is inconsistent with the forgoing prohibitions, including any proposal that would require a change in the forgoing prohibitions; or

          o make any request for us to waive or consent to any action inconsistent with the forgoing prohibitions, or any action that would require us to make a public disclosure relating to any such intent, plan or proposal;

     o the purchasers agreed to take any actions required so that all voting securities they beneficially own will be present for quorum purposes, in person or represented by proxy, at all of our shareholder's meetings and will vote at every such meeting for our nominees to our board of directors, so long as any director that the Oak Hill affiliate is entitled to designate, if any, is included among those nominees;

     o until the earlier of July 21, 2004 or the date on which the purchasers and their affiliates own less than 50% of the common stock issued or issuable upon conversion of the notes (including all notes originally issued to the purchasers, but excluding any redeemed by us), the purchasers may not, directly or indirectly, sell or transfer any notes or other securities having the ordinary power to vote in the election of our directors without our prior written consent except:

          o to any person who would beneficially own less than 5% of our outstanding voting securities after such sale or transfer;

          o    to us;

          o    to an affiliate of the purchasers;

          o in a registered broadly distributed public offering (including sales pursuant to this prospectus);

          o    in a tender offer;

          o    after providing notice to us and a right of first refusal; or

          o that any pledgee of the purchaser's notes or shares of common stock issuable upon conversion of the notes foreclosing on a pledge in connection with a bona fide financing transaction by the purchasers may transfer such notes and conversion shares without such restrictions.

     Cincinnati Bell, Oak Hill and certain related parties of Oak Hill also entered into an agreement, pursuant to which Oak Hill received $5 million on execution of the Investment Agreement, and $20 million on completion of the IXC merger. Other alternative transactions would have required payment of a different amount.

                             PLAN OF DISTRIBUTION

     The selling holders and certain pledgees foreclosing on a pledge of registrable securities with respect to bona fide financing transactions with the purchasers (as described in the registration rights agreement) may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o through the writing of options, whether listed on an options exchange or otherwise;

     o    through the making or covering of short sales;

     o through the distribution by a holder to its partners, members or stockholders;

     o through a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

     o through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o through ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

     o    through a combination of any of the above.

     In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the common stock into which the notes are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

     In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A or another exemption from the requirements of the Securities Act may be sold under Rule 144 or Rule 144A or such other exemption rather than in connection with this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register resales of their notes and common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling holders and Cincinnati Bell and their directors, officers and controlling persons against liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling holders because of the offering and sale of the notes and the common stock, provided that each selling holder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

                                 LEGAL MATTERS

     The legality of the notes and common stock offered by this prospectus will be passed upon for Cincinnati Bell by Thomas E. Taylor, Esq., General Counsel and Secretary of Cincinnati Bell. As of November 9, 1999, Mr. Taylor owned approximately 62,000 shares of Cincinnati Bell common stock (a substantial majority of which are subject to vesting restrictions) and options to purchase 158,750 shares of Cincinnati Bell common stock.

                                    EXPERTS

     The consolidated balance sheets of Cincinnati Bell as of December 31, 1998, and December 31, 1997, and the consolidated statements of income and comprehensive income (loss), common shareowners' equity and cash flows for each of the three fiscal years in the period ended December 31, 1998, incorporated in this prospectus by reference to Cincinnati Bell's Annual Report on From 10-K for the fiscal year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the IXC consolidated balance sheets as of December 31, 1998 and 1997, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference to Cincinnati Bell's Form 8-K filed November 10, 1999, and, to the extent set forth below, is based on the reports of other independent auditors. The IXC financial statements are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Network Long Distance, Inc. as of March 31, 1998, and for each of the two fiscal years in the period ended March 31, 1998 and 1997, have been audited by Arthur Andersen LLP, independent public accountants. In their report, such firm states that with respect to certain acquired entities, its opinion is based on the reports of other independent accountants. The report has been incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Grupo Marca Tel S.A. de C.V., as of December 31, 1998 and 1997, and for each of the two fiscal years in the period ended December 31, 1998 and 1997, have been audited by Arthur Andersen LLP, independent public accountants. Their report has been incorporated by reference in this registration statement in reliance upon the authority of such firm as experts in accounting and auditing. Reference is made to their report, which includes an explanatory paragraph with respect to the uncertainty regarding Marca Tel's ability to continue as a going concern.

     The consolidated financial statements of National Teleservices, Inc., as of and for the year ended March 31, 1997 incorporated in this prospectus by reference to Cincinnati Bell's Form 8-K filed November 10, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 001-8519. You may read and copy any reports, statements or other information that we file with the SEC's public reference rooms at the following locations:

Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center            Citicorp Center
      Room 1024                    Suite 1300           500 West Madison Street
Washington, D.C. 20549          New York, NY 10048             Suite 1400
                                                         Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning Cincinnati Bell may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to IXC may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.

     This prospectus is a part of that registration statement and constitutes a prospectus of Cincinnati Bell. As allowed by SEC rules, this prospectus does not contain all the information you can find in Cincinnati Bell's registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

     This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any filing we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Cincinnati Bell Filings (File No. 1-8519)                Period
----------------------------------------                 ------
Annual Report on Form 10-K                  Fiscal Year ended December 31, 1998

Quarterly Reports on Form 10-Q              Quarters ended March 31, 1999 and
                                            June 30, 1999

Current Reports on Form 8-K                 Filed January 15, 1999,
                                            February 8, 1999, April 20, 1999,
                                            July 21, 1999, July 23, 1999,
                                            October 14, 1999 and
                                            October 22, 1999

Current Report on Form 8-K which            Filed November 10, 1999
includes certain historical financial
statements of IXC

Description of Cincinnati Bell              Filed under the Securities Act on
capital stock and unaudited                 September 13, 1999
pro forma financial information
relating to the Cincinnati Bell/IXC
transaction contained in the Proxy
Statement/Prospectus included in
Cincinnati Bell's Registration Statement on Form S-4

Proxy Statement                             Filed March 24, 1999

The description of Cincinnati Bell common   Filed under the Securities Act on
stock set forth in the Cincinnati Bell      October 8, 1996
Registration Statement on Form S-3

The description of Cincinnati Bell          Filed under Section 12 of the
rights to acquire preferred stock           Exchange Act on May 1, 1997
set forth in the Cincinnati Bell
Registration Statement on Form 8-A

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at:

                             Cincinnati Bell Inc.
                        201 East Fourth Street, 102-760
                                 P.O. Box 2301
                          Cincinnati, Ohio 45201-2301
                           Telephone: (800) 345-6301
                   Attention: Director of Investor Relations

     We furnish our stockholders with annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------








                                 $400,000,000
                            (original issue price)

                             Cincinnati Bell Inc.
                        6 3/4% Convertible Subordinated
                                Notes due 2009


                         ---------------------------

                                  PROSPECTUS
                                    , 1999
                         ---------------------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the New York Stock Exchange additional listing fee.

     SEC registration fee.....................................      $111,200.00
     NYSE additional listing fee..............................                o
     Legal fees and expenses..................................                o
     Accounting fees and expenses.............................                o
     Miscellaneous expenses...................................                o

      Total...................................................               $o
                                                                             ==


Item 15.  Indemnification of Directors and Officers.

     Section 1701.59(D) of the Ohio Revised Code provides that a director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. This limitation on the liability of directors does not apply to liability asserted against a director pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distributions of assets.

     The Ohio Revised Code provides that the Cincinnati Bell amended articles of incorporation and amended regulations may provide that the limitation on the liability of directors provided in Section 1701.59(D) described above are not applicable to Cincinnati Bell, however, the Cincinnati Bell amended articles of incorporation and amended regulations do not exempt Cincinnati Bell from this provision.

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distributions of assets.

     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Cincinnati Bell articles of incorporation or amended regulations.

     The Cincinnati Bell amended regulations provide that Cincinnati Bell will indemnify directors to the fullest extent permitted by law.

     Cincinnati Bell has in effect insurance policies in the amount of (i) $50 million for general officers' and directors' liability insurance for liability incurred on actions occurring on or after January 1, 1999, (ii) $100 million for general officers' and directors' liability insurance for liability incurred on actions that have occurred prior to January 1, 1999 and (iii) $25 million for fiduciary liability insurance covering all of Cincinnati Bell's directors and officers in certain instances where by law they may not be indemnified by Cincinnati Bell.

Item 16.  Exhibits.

                               INDEX TO EXHIBITS

               Exhibit No. Description of Exhibit
                    -----------------------------------------------------------

               2.1* Agreement and Plan of Merger dated as of July 20, 1999 among Cincinnati Bell, Ivory Merger Inc. and IXC.

               2.2* Agreement Governing the IXC internal Reorganization dated as of August 16, 1999, between IXC and IXC Merger Sub,
                    Inc.

               4.1 Provisions of the Amended Articles of Incorporation of Cincinnati Bell effective November 9, 1989, which defined the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit (3)(a) to Cincinnati Bell's Annual Report on Form 10-K filed March 31, 1999, SEC File #1-8519).

               4.2* Form of Certificate of Amendment by the Board of Directors
                    to the Amended Articles of Incorporation of Cincinnati Bell including the description of each of, and a specimen certificate of each of, the Cincinnati Bell 7 1/4% Junior Convertible Preferred Stock Due 2007 and the Cincinnati Bell 6 3/4% Cumulative Convertible Preferred Stock.

               4.3 Provisions of the Amended Regulations of Cincinnati Bell which define the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit 3.2 to Cincinnati Bell's Registration Statement on Form S-3 filed February 26, 1985, SEC File #2-96054).

               4.4* Specimen certificate of Cincinnati Bell common stock, par value $0.01.

               4.5 Rights Agreement dated as of April 29, 1997, as amended, between Cincinnati Bell and The Fifth Third Bank, as Rights Agent, including the form of rights certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.1 to Cincinnati Bell's Registration Statement on Form 8-A filed May 1, 1997, SEC File #1-8519, Exhibit 1 to Amendment No. 1 to the Registration Statement on Form 8-A/A, filed August 6, 1999, SEC File #1-8519).

               4.7 Indenture dated as of April 21, 1998, between IXC and IBJ Schroder Bank & Trust Company, as Trustee, in respect of the IXC 9% Senior Subordinated Notes due 2008
                    (incorporated by reference to Exhibit 4.3 to IXC's Current Report on Form 8-K filed April 22, 1998, SEC File #0-20803).

               4.8 Indenture dated as of November 30, 1998, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell, as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Cincinnati Bell's Current Report on Form 8-K filed November 30, 1998, SEC File #1-8519).

               4.9* Investment Agreement dated as of July 21, 1999, among
                    Cincinnati Bell, Oak Hill Capital Partners L.P. and certain related parties of Oak Hill.

               4.10 Indenture dated as of July 21, 1999, between Cincinnati
                    Bell Inc., and The Bank of New York, as Trustee.

               5.1 Opinion of Thomas E. Taylor, Esq., General Counsel of Cincinnati Bell, regarding the legality of the securities being registered.

              12.1  Computation of Ratio of Earnings to Fixed Charges.

              23.1  Consent of PricewaterhouseCoopers LLP.

               23.2 Consent of Deloitte & Touche LLP.

               23.3 Consents of Arthur Andersen LLP.

               23.4 Consent of Ernst & Young LLP.

               23.5 Consent of Thomas E. Taylor, Esq., General Counsel of
                    Cincinnati Bell (included in Exhibit 5.1).

               24.1 Power of Attorney (included on the signature page of this
                    Registration Statement).

               25.1 Statement of Eligibility of The Bank of New York under the
                    Trust Indenture Act of 1939, as amended, on Form T-1 in its capacity as Trustee.


* Incorporated by reference to the Registrant's Form S-4 Filed with the SEC on September 13, 1999.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, Cincinnati Bell has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, State of Ohio, on November 9, 1999.

                                        CINCINNATI BELL INC.

                                        By:
                                            /s/ Kevin W. Mooney
                                            --------------------
                                            Name:  Kevin W. Mooney
                                            Title: Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard G. Ellenberger, Kevin W. Mooney and Thomas E. Taylor, Esq. and each of them, his true and lawful attorney-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                            Date
---------                           -----                            ----
/s/ Richard G. Ellenberger   President, Chief Executive        November 9, 1999
--------------------------   Officer and Director (Chief
Richard G. Ellenberger       Executive Officer)

/s/ Kevin W. Mooney          Chief Financial Officer           November 9, 1999
--------------------------   (Principal Accounting and
Kevin W. Mooney              Financial Officer)

/s/ Phillip R. Cox                 Director                    November 9, 1999
--------------------------
Phillip R. Cox

/s/ J. Taylor Crandall             Director                    November 9, 1999
--------------------------
J. Taylor Crandall

/s/ William A. Friedlander         Director                    November 9, 1999
--------------------------
William A. Friedlander

/s/ Karen M. Hoguet                Director                    November 9, 1999
--------------------------
Karen M. Hoguet

/s/ Daniel J. Meyer                Director                    November 9, 1999
--------------------------
Daniel J. Meyer

/s/ James D. Kiggen                Director                    November 9, 1999
--------------------------
James D. Kiggen

Signature                           Title                            Date
---------                           -----                            ----

/s/ John T. LaMacchia              Director                    November 9, 1999
--------------------------
John T. LaMacchia

/s/ Mary D. Nelson                 Director                    November 9, 1999
--------------------------
Mary D. Nelson

/s/ David B. Sharrock              Director                    November 9, 1999
--------------------------
David B. Sharrock

                               INDEX TO EXHIBITS

             Exhibit No.                               Description of Exhibit
             ----------------------------------------------------------------

               2.1* Agreement and Plan of Merger dated as of July 20, 1999 among Cincinnati Bell, Ivory Merger Inc. and IXC.

               2.2* Agreement Governing the IXC internal Reorganization dated as of August 16, 1999, between IXC and IXC Merger Sub,
                    Inc.

               4.1 Provisions of the Amended Articles of Incorporation of Cincinnati Bell effective November 9, 1989, which defined the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit (3)(a) to Cincinnati Bell's Annual Report on Form 10-K filed March 31, 1999, SEC File #1-8519).

               4.2* Form of Certificate of Amendment by the Board of Directors
                    to the Amended Articles of Incorporation of Cincinnati Bell including the description of each of, and a specimen certificate of each of, the Cincinnati Bell 7 1/4% Junior Convertible Preferred Stock Due 2007 and the Cincinnati Bell 6 3/4% Cumulative Convertible Preferred Stock.

               4.3 Provisions of the Amended Regulations of Cincinnati Bell which define the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit 3.2 to Cincinnati Bell's Registration Statement on Form S-3 filed February 26, 1985, SEC File #2-96054).

               4.4* Specimen certificate of Cincinnati Bell common stock, par value $0.01.

               4.5 Rights Agreement dated as of April 29, 1997, as amended, between Cincinnati Bell and The Fifth Third Bank, as Rights Agent, including the form of rights certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.1 to Cincinnati Bell's Registration Statement on Form 8-A filed May 1, 1997, SEC File #1-8519, Exhibit 1 to Amendment No. 1 to the Registration Statement on Form 8-A/A, filed August 6, 1999, SEC File #1-8519).

               4.7 Indenture dated as of April 21, 1998, between IXC and IBJ Schroder Bank & Trust Company, as Trustee, in respect of the IXC 9% Senior Subordinated Notes due 2008
                    (incorporated by reference to Exhibit 4.3 to IXC's Current Report on Form 8-K filed April 22, 1998, SEC File #0-20803).

               4.8 Indenture dated as of November 30, 1998, among Cincinnati Bell Telephone Company, as Issuer, Cincinnati Bell, as Guarantor, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4-A to Cincinnati Bell's Current Report on Form 8-K filed November 30, 1998, SEC File #1-8519).

               4.9* Investment Agreement dated as of July 21, 1999, among
                    Cincinnati Bell, Oak Hill Capital Partners L.P. and certain related parties of Oak Hill.

               4.10 Indenture dated as of July 21, 1999, between Cincinnati
                    Bell Inc., and The Bank of New York, as Trustee.

               5.1 Opinion of Thomas E. Taylor, Esq., General Counsel of Cincinnati Bell, regarding the legality of the securities being registered.

               12.1 Computation of Ratio of Earnings to Fixed Charges.

               23.1 Consent of PricewaterhouseCoopers LLP.

               23.2 Consent of Deloitte & Touche LLP.

               23.3 Consents of Arthur Andersen LLP.

               23.4 Consent of Ernst & Young LLP.

               23.5 Consent of Thomas E. Taylor, Esq., General Counsel of
                    Cincinnati Bell (included in Exhibit 5.1).

               24.1 Power of Attorney (included on the signature page of this
                    Registration Statement).

               25.1 Statement of Eligibility of The Bank of New York under the
                    Trust Indenture Act of 1939, as amended, on Form T-1 in its capacity as Trustee.


* Incorporated by reference to the Registrant's Form S-4 filed with the SEC on September 13, 1999.